Exhibit No. 23




                CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this Registration Statement on Form S-1 of our reports dated March 27, 1996, except for Note 14 as to which the date is April 29, 1996 on our audits of the consolidated financial statements and financial statement schedule of Trico Marine Services, Inc. and Subsidiaries and the statement of revenues less direct operating expenses of the Acquired Vessels. We also consent to the reference to our firm under the caption "Experts."




/s/ Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.


New Orleans, Louisiana
November 20, 1996